Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

New Relic, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$6,634,363,545.00	.00011020	$731,107.00
Fees Previously Paid	—		—
Total Transaction Valuation	$6,634,363,545.00
Total Fees Due for Filing			$731,107.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$731,107.00

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 30, 2023, by and among New Relic, Inc., Crewline Buyer, Inc., and Crewline Merger Sub, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.001 per share (“Common Stock”), of New Relic, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on September 12, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 76,606,422, which consists of:

a.	70,828,118 issued and outstanding shares of Common Stock;

b.	526,818 shares of Common Stock underlying Company Option Awards with exercise prices below $87.00;

c.	3,902,232 shares of Common Stock underlying Company RSU Awards;

d.	192,418 shares of Common Stock underlying Company Special PSU Awards;

e.	965,293 shares of Common Stock underlying Company PSU Awards; and

f.	191,543 shares of Common Stock underlying vested Company Restricted Stock.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 12, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 70,828,118 shares of Common Stock multiplied by the Merger Consideration of $87.00;

b.

the product of 526,818 shares of Common Stock subject to issuance pursuant to outstanding Company Option Awards with exercise prices below $87.00, multiplied by $29.30 (which is the excess of $87.00 over $57.70, the weighted average exercise price of such Company Option Awards);

c.	the product of 3,902,232 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $87.00;

d.	the product of 192,418 shares of Common Stock subject to issuance pursuant to outstanding Company Special PSU Awards multiplied by the Merger Consideration of $87.00;

e.	the product of 965,293 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards multiplied by the Merger Consideration of $87.00; and

f.	the product of 191,543 shares of Common Stock subject to issuance pursuant to outstanding Company Restricted Stock multiplied by the Merger Consideration of $87.00.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.